Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-223068), pertaining to the Evolus, Inc. 2017 Omnibus Incentive Plan of Evolus, Inc.,
(2)Registration Statement (Form S-8 No. 333-229184), pertaining to the Evolus, Inc. 2017 Omnibus Incentive Plan of Evolus, Inc.,
(3)Registration Statement (Form S-8 No. 333-236620), pertaining to the Evolus, Inc. 2017 Omnibus Incentive Plan of Evolus, Inc.,
(4)Registration Statement (Form S-8 No. 333-254746), pertaining to the Evolus, Inc. 2017 Omnibus Incentive Plan of Evolus, Inc., and
(5)Registration Statement (Form S-3 No. 333-230466) of Evolus, Inc.;

of our report dated March 3, 2022, with respect to the financial statements of Evolus, Inc. included in this Annual Report (Form 10-K) of Evolus, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Irvine, California
March 3, 2022